Securities and Exchange Commission
Washington, D.C. 20549
_______________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2007

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)

(302) 734-6799
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Chesapeake Utilities Corporation (the “Company”) announced today that the Company submitted a filing with the Delaware Public Service Commission (“PSC”) on July 6, 2007, seeking approval of the following:

(a)	Participation by the Company’s Delaware commercial and industrial customers in transportation buying pools served by third party natural gas marketers;
(b)
A base rate adjustment that would generate an additional $1,896,000 of revenue on an annualized basis, and that would represent approximately a 3.25 percent increase on average for the Company’s firm customers in Delaware;

(c)	An alternative rate design for residential customers in a defined expansion area in eastern Sussex County, Delaware; and
(d)	A revenue normalization mechanism that reduces the impact of changes in gas consumption on both our customers and the Company.

As an incentive for the Company to make the significant capital investments to serve the growing areas of eastern Sussex County and in supporting Delaware’s Energy Policy, the Company has proposed as part of the filing that the Company be permitted to earn a return on equity up to 15 percent. This level of return ensures that the Company’s investors are adequately compensated for the increased risk associated with the capital investment necessary to provide natural gas in those growing areas.

On July 11, 2007, the Company issued a press release highlighting the details of the filing before the Delaware PSC. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01. Exhibits.

Exhibit	Description
99.1	Press Release of Chesapeake Utilities Corporation, dated July 11, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Michael P. McMasters
—————————————
Michael P. McMasters
Senior Vice President and Chief Financial Officer

Date: July 11, 2007